Exhibit 99.1

News Release

T1 Provides Update from G1 Dallas

Austin, TX and New York, NY, May, 2, 2025 T1 Energy Inc. (NYSE: TE) (“T1,” “T1 Energy,” or the “Company”) provided an update on the Company’s progress at its G1 Dallas solar module manufacturing facility in Wilmer, Texas.

Highlights

●	On April 30th, T1 achieved term conversion of the G1 Dallas construction loan to a term loan in line with the previously communicated timeline

●	The conversion of the construction loan was conditioned upon third-party verification that construction, commissioning and testing of all G1 Dallas production line equipment was complete

●	T1 produced 443 MW of PV solar modules at G1 Dallas during Q1 2025, equivalent to 96% of the Company’s production plan

On April 30, 2025, the construction loan of the G1 Dallas solar module manufacturing facility converted to a term loan in accordance with the terms set forth by T1’s banking consortium of commercial lenders. The term conversion occurred following T1’s satisfaction of certain conditions precedent, including:

●	A formal acknowledgement by each of T1’s solar module offtake customers that facility commissioning had occurred;

●	Confirmation by Gray Construction, Inc. that substantial completion of G1 construction had occurred; and

●	Certification by an independent engineer that G1 Dallas, with a total annual production capacity of 5 GW, has been installed, tested, and is ready and capable of being used for its intended purposes in a safe manner.

“The term conversion of the G1 Dallas construction loan is an important milestone for T1,” said Evan Calio, T1’s Chief Financial Officer. “With commissioning and third-party technical certification of the facility complete, G1 Dallas is now fully operational, and all production lines have been handed over to our operations teams.”

During Q1 2025, G1 Dallas produced 443 MW of PV solar modules while construction, commissioning, testing and inspection of the production lines were ongoing, equating to 96% of T1’s Q1 production plan. In addition, T1 elected to reconfigure three production lines during Q1 2025 to produce TOPCon modules to optimize the G1 production mix for prevailing market conditions.

T1 Energy Inc.	News Release

About T1 Energy

T1 Energy Inc. (NYSE: TE) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. In December 2024, T1 completed a transformative transaction, positioning the Company as one of the leading solar manufacturing companies in the United States, with a complementary solar and battery storage strategy. Based in the United States with plans to expand its operations in America, the Company is also exploring value optimization opportunities across its portfolio of assets in Europe.

To learn more about T1, please visit www.T1energy.com and follow us on social media.

Investor contact:

Jeffrey Spittel

EVP, Investor Relations and Corporate Development

jeffrey.spittel@T1energy.com

Tel: +1 409 599-5706

Media contact:

Amy Jaick

SVP, Communications
amy.jaick@T1energy.com

Tel: +1 973 713-5585

T1 intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on T1’s website in the ‘Investor Relations’ section. T1, and its CEO and Chairman of the Board, Daniel Barcelo, also intend to use certain social media channels, including, but not limited to, X, LinkedIn and Instagram, as means of communicating with the public and investors about T1, its progress, products, and other matters. While not all the information that T1 or Daniel Barcelo post to their respective digital platforms may be deemed to be of a material nature, some information may be. As a result, T1 encourages investors and others interested to review the information that it and Daniel Barcelo posts and to monitor such portions of T1’s website and social media channels on a regular basis, in addition to following T1’s press releases, SEC filings, and public conference calls and webcasts. The contents of T1’s website and its and Daniel Barcelo’s social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

T1 Energy Inc.	News Release